UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2008

VCG Holding Corp.

(Exact name of registrant as specified in its charter)

Colorado	001-32208	84-1157022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

390 Union Boulevard, Suite 540
Lakewood, Colorado	80228
(Address of Principal Executive Offices)	(Zip Code)

(303) 934-2424

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On February 9, 2007, VCG Holding Corp., a Colorado corporation (the “Parent”), and one of its wholly owned subsidiaries (the “Sub”) entered into an Agreement and Plan of Reorganization (the “Plan of Reorganization”), in accordance with and pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, with a company (the “Target”) that owns and operates an adult nightclub (the “Business”) in the southern United States and the Target’s sole shareholder (“Seller”). Pursuant to the Plan of Reorganization, the Target will merge into the Sub with the Sub surviving the merger and owning the Business (the “Merger”). The details of the Merger are set forth in a separate Agreement of Merger.

The Parent will pay approximately $20,300,000 (the “Purchase Price”) for the Business in the following manner: (a) 50% of the Purchase Price will be paid in cash; and (b) 50% of the Purchase Price will be paid in common stock of the Parent (the “Common Stock”). The Purchase Price is based on a multiple of 3.690909 of the Target’s asserted net earnings of $5,500,000 for the 12-month period before execution of the Plan of Reorganization (the “Net Earnings”). The Parent will substantiate the asserted Net Earnings by auditing the Target’s books and records and make adjustments, if any, to the Net Earnings and the Purchase Price depending on the outcome of the audit.

The stock portion of the Purchase Price is derived by converting the Target’s common stock into shares of Common Stock pursuant to a formula set forth in Section 3.1(b) of the Plan of Reorganization based on the 10-day volume weighted average price of the Common Stock at the time of execution of the Plan of Reorganization (which was $12.21) and the number of shares of the Target’s common stock issued and outstanding. The total amount of Common Stock to be issued in the Merger, assuming Net Earnings of $5,500,000, is expected to be 831,285 shares. Given that the Purchase Price is calculated based on Net Earnings and the actual amount of Net Earnings will not be determined until closing, the number of shares of Common Stock to be issued at closing may be higher or lower.

The shares of Common Stock issued as part of the Purchase Price will be subject to a one-year lock-up agreement as set forth in Schedule 3.3(g) of the Plan of Reorganization pursuant to which the holders thereof are prohibited from selling any of the newly issued shares of Common stock during 90 days after closing. Thereafter, each such holder may sell up to 50,000 shares per month for the remaining one-year lock-up period.

The Seller has a right to put (the “Put”) the shares of Common Stock issued under the Share Exchange Agreement to Parent during the 10 day period commencing on the first anniversary of the closing of the Merger under certain conditions. The Put serves as a guarantee to the Seller that he will be able to sell such shares of Common Stock for minimum proceeds of $7,400,000, provided that the Seller has not sold nor been able to sell any of such shares of Common Stock during the one year period after the closing of the merger. Further, the Parent must reserve up to $7,400,000 (on a proportionate basis) during the one year period following the closing of the Merger to satisfy the Parent’s Put obligations under the Plan of Reorganization.

In addition, the Parent and the Sub have agreed to file, at their cost and expense, as soon as reasonably practicable, but, in no event later than 30 days from the closing date, a registration statement on Form S-3, if reasonably practicable, or on any other appropriate form under the Securities Act of 1933, as amended, with respect to the Seller’s shares of Common Stock issued as a portion of the Purchase Price.

The Plan of Reorganization contains certain other provisions which are customary for agreements of this nature, such as representation, warranties, covenants and indemnities. The closing of the Merger is expressly conditioned upon: (a) the simultaneous execution of other agreements that are described in this Current Report on Form 8-K, (b) obtaining necessary government licenses and consents to the Merger and for the operation of the Business with a new owner, (c) receipt of approval of the Merger from Target’s shareholders, and (d) the Parent’s satisfactory due diligence investigation of the Target, which includes verification of the Net Earnings and/or a determination of adjusted Net Earnings. In addition, Seller and one of the Target’s key employees have agreed to assist the Sub in transitioning the day-to-day operations of the Business for 120 consecutive days following the closing. Also, if the Merger is abandoned, the parties remain bound by confidentiality provisions in the Plan of Reorganization.

In connection with the execution of the Plan of Reorganization, the Parent executed a Covenant Not to Compete with each of the Seller (the “Seller Non-Competition Agreement”) and a former employee of the Business (the “Former Employee Non-Competition Agreement”) made effective as of the closing. Pursuant to the terms of the agreements, each of the Seller and the former employee agreed not to compete with the Parent for a period of five years following the closing date within 25 miles of the Business, with certain exceptions. Each of the Seller Non-Competition Agreement and the Former Employee Non-Competition Agreement also contains non-solicitation and confidentiality covenants. The Parent paid each of the Seller and the former employee $5,000 in cash at the closing in consideration for entering into the Seller Non-Competition Agreement and the Former Employee Non-Competition Agreement, respectively.

On February 9, 2008 and in connection with entering into the Plan of Reorganization, the Parent entered into a Sales Agreement (the “Sales Agreement”) with the Seller pursuant to which the Parent agreed to purchase the building in which the Business is operated, with all its contents, including improvements, fixtures and personal property, and related intangible property, including contracts, agreements, leases and transferable licenses, permits, consents, approvals, authorization, variances and waivers, among other things, for $1,700,000 in cash. The closing of the transaction contemplated by the Sales Agreement shall take place at the same time as the closing of the Merger. Pursuant to the Sales Agreement, the Parent is obligated to make an earnest money deposit of $100,000 towards the purchase price to an escrow agent by February 19, 2008. The earnest money deposit is generally non-refundable but may be refundable if the Parent is unable to obtain satisfactory financing or the results from the environmental or general inspection of the purchased property are unsatisfactory to the Parent, as further described below.

The transaction contemplated by the Sales Agreement contains several conditions to closing, which include (but are not limited to) receipt by the Parent of satisfactory results from an environmental inspection of the purchased property, the Parent’s satisfactory inspection of the purchased property, the Parent’s securing financing of at least $1,360,000 of the purchase price on terms acceptable to the Parent, the simultaneous closing of the Merger, the parties’ execution of the Lease (as defined below), and receipt by the Parent of regulatory approvals. The Sales Agreement contains certain other provisions which are customary for agreements of this nature, such as representation, warranties, covenants and indemnities.

The purchase of the building did not include the real property upon which it is located. However, the Parent entered into a Ground Lease Agreement (the “Lease”) for the real property used in the operation of the Business as further reported under Item 2.03 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The parties have agreed to keep information in the transaction documents that would enable a reader to identify the acquired Business, such as, but not limited to, the names of individuals, the name of the Business and the Business’s geographical location, confidential until the closing of the Merger in order to avoid substantial competitive harm to the acquired Business prior to the closing. Accordingly, the Parent has submitted a request for confidential treatment for portions of Exhibits 2.1 and 10.1 through 10.5 attached hereto and filed the confidential portions thereof with the Securities and Exchange Commission simultaneously with the filing of this current report on Form 8-K.

The parties expect to close the transaction contemplated by the Plan of Reorganization in the second quarter of 2008. Due to the conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will close the Merger.

The Parent has attached hereto as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, copies of the Agreement of Merger, the Plan of Reorganization, the Seller Non-Competition Agreement, the Former Employee Non-Competition Agreement, the Sales Agreement and the Lease. The foregoing summaries are qualified in their entirety by the contents of such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 9, 2008, the Seller, in his capacity as landlord, and the Parent entered into the Lease to be effective upon the effective time of the closing of the Merger pursuant to which the Seller will lease to the Parent the real property on which the building used in the operation of the Business is located, for a term of five years at a monthly base rent of $50,000. The Lease automatically renews for four separate additional five year periods unless the Parent declines renewal in a written notice to the Seller. The monthly base rent increases by 10 percent for each five-year renewal period. In addition, the Seller granted to the Parent a right of first refusal and option to purchase the real property under certain circumstances. The Lease’s effectiveness is contingent upon the execution of and the payment of the Purchase Price.

The Parent has attached hereto as Exhibit 10.5 a copy of the Lease. The foregoing summary is qualified in its entirety by the contents of the Lease.

Item 8.01	Other Events.

On February 11, 2008, the Parent issued a press release announcing that it entered into the Plan of Reorganization. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read the press release in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Identification of Exhibits
2.1	Agreement of Merger*
10.1	Agreement and Plan of Reorganization*
10.2	Covenant Not to Compete (Seller)*
10.3	Covenant Not to Compete (Prior Employee)*
10.4	Sales Agreement*
10.5	Ground Lease Agreement*
99.1	Press Release

* As indicated elsewhere herein, portions of these exhibits have been omitted pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORP.

Date: February 14, 2008	By:	/s/ Brent J. Lewis
Brent J. Lewis
Chief Financial Officer